Exhibit D

POWER OF ATTORNEY

I, G. W. McDonald, make, constitute and appoint J. Lawrence Hamil (“Hamil”) as my true and lawful attorney-in-fact and agent, with full power and authority to act for me, G. W. & Patricia A. McDonald TR, DTD 9/16/11, and Roseland Enterprises, Ltd. with respect to all initial and future filings with the EDGAR filing system at the Securities and Exchange Commission of the United States of America (the “SEC”).

Without limiting the foregoing grant of authority, Hamil shall have the express authority to apply for an Edgar filing code, execute and deliver any Schedule 13D, or other SEC document that he deems necessary or advisable to effect, or perfect, such filings, including any amendment or extension of any such document.

This Power of Attorney shall be not be cancelled or otherwise affected by my disability. It shall remain in effect until I give written notice of revocation to Hamil and to the SEC, and no revocation shall nullify or otherwise affect any action taken, as provided above, by Hamil before the date of revocation.

Dated June 4th, 2012.

G.W. McDonald

G.W. McDonald
Trustee of G.W. & Patricia A. McDonald TR, DTD 9/16/11

Roseland Enterprises, Ltd.
By The Roseland Enterprises Trust, its general partner

By
G.W. McDonald, Trustee

Exhibit D

STATE OF TEXAS	)
) Ss.
COUNTY OF SMITH	)

The foregoing Power of Attorney was acknowledged before me on June 4th, 2012 by G. W. McDonald, individually and as trustee of G. W. & Patricia A. McDonald TR, DTD 9/16/11 and G. W. McDonald, trustee of Roseland Enterprises, Ltd., by The Roseland Enterprises Trust, its general partner.

WITNESS MY HAND AND OFFICIAL SEAL:

Notary Public

My commission expires: 4/15/14

SPECIMEN SIGNATURE OF AGENT

J. Lawrence Hamil